Exhibit 10.27


                                        September 10, 1998


Mr. A. Lorne Weil
Autotote Corporation
750 Lexington Avenue
New York, NY  10022

     Re:  Your Employment Agreement dated as of November 1, 1997

Dear Lorne:

     This will confirm our understanding regarding certain provisions of your Employment Agreement with Autotote Corporation dated as of November 1, 1997 (the "Agreement").

     We have agreed that the definition of "change in control" in your Agreement should mirror the definition used in other similar Company documents, including the "Change in Control Agreements," which the Company entered into with various of its executives as of November 1, 1997. In order to accomplish this, Section 8(b)(ii) of your Agreement is hereby amended to read in its entirety as follows:

          "A Change in Control shall be deemed to have occurred if: the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this paragraph (ii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity;"


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The term Change in Control used hereinafter will have the meaning ascribed to it in the Agreement, as amended by the foregoing.

     We have also agreed that, in the event the Company terminates your employment without Cause (as defined in the Agreement) or you terminate your employment for Good Reason (as defined in the Agreement) prior to or more than two years after a Change in Control, you will be entitled to receive, among other forms of compensation, an amount equal to two times the sum of (x) your then current annual base salary and (y) the annual incentive compensation payable upon achievement of target level of performance, for the year in which the termination occurs. Accordingly, assuming the annual incentive compensation payable to you upon achievement of target level of performance is equal to 100% of your annual base salary (as is currently the case), for the purpose of illustration, and not by way of limitation, if your base salary were $475,000 per annum at the date of your termination, your severance would be equal to two times the sum of (x) $475,000 plus (y) $475,000, or $1.9 million.

     In order to accomplish the aforesaid compensation arrangements, the first two sentences of Section 7(b)(i)(A) of the Agreement are hereby amended to read as follows:

          "Cash in an aggregate amount equal to two times the sum of (x) Executive's then-current annual base salary at the rate payable under
     Section 4(a) immediately prior to termination plus (y) the Severance Annual Incentive Amount (as defined below), which amount shall be reduced pro rata to the extent the number of full months remaining until Executive attains age 65 is less than 24 months, shall be paid to Executive. For purposes of this Section 7(b)(i)(A) and Section 7(b)(i)(D), the `Severance Annual Incentive Amount' shall be the annual incentive compensation payable to Executive upon achievement of the target level of performance for the year of termination."

     Further, I refer to Section 7(b)(ii)(A) of the Agreement, which relates to compensation payable to you in the event your employment is terminated simultaneous with or within two years after a Change in Control. This Section provides that in such an event you will receive a lump sum cash payment equal to three times the sum of (x) your then current annual base salary plus (y) the "Severance Annual Incentive Amount" which is defined in this Section as the greater of (i) the average annual incentive compensation paid to you for the three years immediately preceding the year of termination or (ii) the annual incentive compensation payable to you upon achievement of the target level of performance for the year of termination. Therefore, assuming your Severance Annual Incentive Amount for the year in question is 100% of your then current base salary, and if such amount exceeds the average annual incentive compensation paid to you during the immediately preceding three years, you would receive an amount equal to three times (x) $475,000 plus (y) $475,000, or $2.85 million.

     In the event of any conflict between the terms of this letter and the terms of the Agreement, the terms of this letter shall be controlling. This letter shall be effective immediately.


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     Please  indicate  your  agreement to the  foregoing by  countersigning  and returning the copy of this letter furnished to you.


                                         Very truly yours,



                                         Alan Zakon
                                         Chairman of the Executive Committee


Accepted and Agreed to:



By:
   ----------------------------------
          A. Lorne Weil


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